T.O.D. Taste on Demand Inc. – Consulting Agreement

Consulting Agreement

THIS CONSULTING AGREEMENT (this "Agreement"), dated as of May 25th, 2008, by and between T.O.D. Taste on Demand Inc. a Nevada corporation (the "Company") and Mr. Eitan Granot, Israeli ID number 53905469 the ("Consultant").

1.	The Services

The Consultant shall provide the Company with the services described in Annex A attached hereto (the "Services"). The Consultant shall perform the Services in a diligent, timely, faithful, responsible, competent and trustworthy manner and shall exercise due professional care. The Consultant shall devote to the Company such amount of time necessary for satisfactorily perforce of the Services.

The Services will be provided in accordance with the schedule set forth in Annex B.

2.	Presentations and Warranties

2.1.	The Consultant declares that –

2.1.1.	It has the knowledge, skills, training, qualifications and experience required to supply the Services in accordance to this Agreement.

2.1.2.	It is under no obligation, contractual or other, which creates a conflict of interests with other obligations under this Agreement.

2.2.
The Consultant undertakes not to enter any contractual relation during the term of this Agreement which might create a conflict of interests with the Consultant's obligations hereunder or with the interests of the Company.

2.3.
The Consultant acknowledges that it is aware that the Company is a reporting company under the 1934 Exchange Act and that it may be required to disclose the terms of this Agreement and to file this Agreement with the United States Securities and Exchange Commission.

3.	Compensation

3.1.
In consideration for the performance of the Services by the Consultant, the Company shall pay the Consultant a total sum of up to $5,000 (the "Consultancy Fee"); $2,500 of which will be payable within ten business days of the date hereof and additional $2,500 will be payable within ten business days of the date on which the Consultant consummates development of the products (stage 5 in Annex B).

3.2.
In addition to the Consultancy Fee, the Consultant shall be granted 17,857 shares of Common Stock, par value 0.001 per share of the Company ("Stock Compensation"), which represents additional compensation of $2,500 based on a price per share of Common Stock of $0.14. The Consultant acknowledges that the Stock Compensation is comprised of restricted securities that are subject to certain limitations on transferability based on applicable securities laws.

During the period commencing 12 months following the date hereof and ending 24 months following the date hereof, the Consultant shall have the option to require the Company to purchase from him the Stock Compensation for an aggregate consideration of $2,500.

3.3.	The Company may withhold any amount required to be withheld by it under applicable tax law from any payment of the Consultancy Fee. The Consultancy Fee shall be paid in United States dollars.

3.4.	The Consultant shall not be entitled to receive any reimbursement of expenses whatsoever, other than as decided in writing by the Company.

4.	Confidentiality, Development Rights and Non-Competition

Confidentiality:

4.1.
The Consultant shall maintain any and all Confidential Information (as defined below) in strict confidence at all times and shall not, directly or indirectly, publish, reveal, or otherwise disclose or make available such Confidential Information to any person or entity and not to use the Confidential Information for any purpose other than for the performance of his Services hereunder without obtaining the Company's advanced written consent. For purposes of this Agreement, "Confidential Information" shall mean any and all non-public information in whatever form or media relating to the Company, including without limitation any commercial and financial information, technical information, know-how and trade secrets, information regarding customers, suppliers, business partners, etc.

4.2.
Upon the Company’s request or upon termination of this Agreement, according to the earlier, the Consultant shall return to the Company any and all documents and other tangible materials containing Confidential Information and shall erase or destroy any computer or data files containing such Confidential Information, such that no copies or samples of Confidential Information shall remain with him. Upon request by the Company, the Consultant shall certify in writing that it has fully complied with the provisions of this Section 4.

4.3.
The Company realizes and acknowledges that the Consultant is presently and for years has been dealing with various factors, and will continue to do so during and after the engagement hereunder, in the development and production of beverages including water, flavored water, functional drinks possessing various qualities, in varied packaging, based on a blend of raw materials and plants, as well as other types of beverages and foods, in this country and overseas; and the Company will not at present, nor in the future, entertain any objections or claims regarding these dealings.

Development Rights:

4.4.
The Consultant acknowledges that all inventions, developments, mask works, trade secrets, modifications, ideas, techniques, know-how, designs, proprietary information, whether or not patentable or otherwise protectable, and all intellectual property associated therewith, which are invented, made, developed, discovered or conceived, in whole or in part, by it, independently, or jointly with others, (i) within the framework of providing the Services hereunder; or (ii) with the use of any Company’s equipment, supplies, facilities, or proprietary information; shall be the sole and exclusive property of the Company (all of the above: the "IP Rights"). The Consultant shall have no rights, claims or interest whatsoever in or with respect to the IP Rights. The Consultant hereby irrevocably and unconditionally assigns to the Company any and all rights and interests in or to the IP Rights.

The provisions of this Sections 4 shall survive the expiration or any termination of this Agreement.

5.	Relationship of the Parties.

The Company and the Consultant agree that the Consultant is an "independent contractor" and neither this Agreement nor the performance hereof shall be construed as creating between the Company and the Consultant, any partnership, joint venture, employment relationship or any other similar relationship, and neither party hereto shall be liable for the debts or obligation of the other.

Except as specifically provided in this Agreement, the Consultant shall not act and shall not represent himself as a representative of the Company and shall not make any commitment to enter into any agreement or take obligation on behalf of the Company, unless expressly so authorized in writing by the Company.

6.	Miscellaneous

6.1.
This Agreement may be modified, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument executed by both parties. The failure of any party, at any time or times, to require performance of any provision of this Agreement shall in no manner affect the right of such party, at a later time, to enforce the same. No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

6.2.
The parties agree and confirm that all matters relating to the validity, interpretation, implementation and enforcement of this Agreement, and the rights, duties and obligations thereof pursuant hereto, shall be governed solely by the laws of the State of Nevada. Exclusive jurisdiction with respect to any matter arising from or related to this Agreement shall rest with the competent courts in the State of Nevada only.

6.3.	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, its beneficiaries or legal representative.

6.4.
This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior understanding between the parties both oral and written regarding such subject matter.

6.5.
The Consultant agrees to perform all further acts and execute, acknowledge and deliver any documents that may be necessary to carry out the provisions of this Agreement (including the assignment of the IP Rights to the Company).

6.6.	This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on this day.

___________________________ T.O.D. Taste on Demand Inc.	___________________________ The Consultant

/s/ David Katzir	/s/ Eitan Granot

Annex A – Services

The Company is engaged in the development of special products that will enable liquids to be flavored or mixed with materials when poured from their original container (e.g. bottled water). The product developed by the Company will enable the production or mixture of such liquids with more than one flavor or material and the addition (flavor or material) will be recognized in the poured liquid (and not in original container). The products of the Company may be implemented in a variety of different ways, including without limitations, addition of alcohol to regular drinks, baby formulas to water, flavors to water and vitamins to water.

▪
Development of prototypes of special candies in different flavors. The candies will be located in a special plastic product to be supplied by the Company that will be an add-on to bottled water and through which the water would run and absorb the flavors of the candies.

▪	Development of the selected components of the candies, from the planning stage until final completion of the candies in all its aspects.

▪	Provision of information required to make decisions regarding the appropriate development of flavors.

▪	Supply of all variables required to develop the special plastic product (precise volume, size, etc.) that will carry the candies and to assist the product development team.

▪	Advice regarding technological factors in all matters pertaining to the foodstuff content of the candies.

▪	The Consultant will accompany the production and packaging of the product, both in the plant owned by Side B as well as with the subcontractors.

▪	The Consultant will report, upon request, to the Company on progress and/or developments pertaining to the evolution of the product.

Annex B – Schedule

STAGE	WEEKS –accum

1. Defining the products, their designation, components, physical structure and principal components	4

2. Planning bottle cap and building prototypes	10

3. Ordering samples and raw materials	-

4. Locating compression capability and production of suitable molds

5. Holding trials and tasting tests – for cap and bottle	16

Total duration of project: preliminary estimate:
approx. 16 weeks (4 to 5 months)